EXHIBIT (j)




                   CONSENT OF INDEPENDENT ACCOUNTANTS
                   ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 11, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of the Choice Funds Trust (comprised of the Choice Focus Fund, Choice Balanced Fund and Choice Long-Short Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 27, 2003